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                                                                  Exhibit 3.6(c)

                            CERTIFICATE OF AMENDMENT

                                  OF BYLAWS OF

                            ALBERTA INVESTMENTS, INC.

     The undersigned, being the duly elected, qualified and acting Secretary of Alberta Investments., Inc., a Texas corporation, and the keeper of the minutes and records of said corporation, does hereby certify that the following is a true and correct copy of the amendment to the Bylaws of this corporation as adopted by a meeting of the Shareholders and Directors on October 25, 1984:

          RESOLVED, that Article 3.02 of the Bylaws of the corporation be, and it is hereby amended so that it will hereafter read as follows:

          The authorized number of Directors of this corporation shall be three
     (3). The Directors need not be shareholders of this corporation or residents of Texas. The number of Directors may be increased or decreased from time to time by amendment to these Bylaws, but no decrease shall have the effect of shortening the term of any incumbent Director. Any directorship to be filled by reason of an increase in the number of Directors shall be filled by election at an annual meeting or at a special meeting of shareholders called for that purpose.

     TO CERTIFY WHICH, witness my hand this 25th day of October, 1984.


                                        /s/ Christopher G. Sharp
                                        ----------------------------------------
                                        Christopher G. Sharp, Secretary.